Exhibit 99.1

                                                                          [LOGO]

                                  NEWS RELEASE

FOR INFORMATION CONTACT:

Glimcher Realty Trust
20 South Third Street
Columbus, Ohio  43215
www.glimcher.com

William G. Cornely                      Carolee J. Oertel
Exec. V.P., COO & CFO                   Executive Project Manager
bcornely@glimcher.com                   coertel@glimcher.com
(614) 621-9000 x111                     (614) 621-9000 x119

FOR IMMEDIATE RELEASE
THURSDAY, APRIL 11, 2002

                    GLIMCHER REALTY TRUST ANNOUNCES CONTRACT
                   FOR SALE OF $300 MILLION IN SINGLE-TENANT
                          AND COMMUNITY CENTER ASSETS

                           -------------------------

COLUMBUS, Ohio--April 11, 2002--Glimcher Realty Trust, (NYSE: GRT), one of the country's premier retail REITs, announced it has entered into a contract with a group of private investors for the sale of a portfolio of 44 single-tenant and community center assets for a purchase price of approximately $300 million.

The properties are geographically dispersed throughout the Midwest and Southwest and total approximately 6.4 million square feet of gross leasable area. The transaction is scheduled to close by August 31, 2002.

"The sale of this portfolio of assets is consistent with our strategy of reducing leverage and redeploying capital into the regional mall portfolio," said Michael P. Glimcher, President. Glimcher added, "In addition to paying down existing floating rate bridge facilities, the transaction provides an opportunity to continue to expand our investments in regional mall properties, as well as acquiring additional joint venture interests from our partners."

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, the failure of the closing of the sale of the properties to take place, the failure of the Company to use sale proceeds to reduce debt and the failure of the Company to make additional investments in regional mall properties and to acquire additional joint venture interests from its partners, as well as other risks listed from time to time in the Company's reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

                      Visit Glimcher at: www.glimcher.com